Exhibit 10.9

GRANDE COMMUNICATIONS HOLDINGS, INC.
SIXTH AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT

This Sixth Amended and Restated Investor Rights Agreement (the “Agreement”) by and among (i) Grande Communications Holdings, Inc., a Delaware corporation (the “Company”), (ii) each existing holder of Equity Securities of the Company set forth on Schedule 1 attached hereto (together with any other person or entity that becomes a party to this Agreement pursuant to Section 8.16 hereof, the “Investors”), and certain founding owners set forth on Schedule 2 attached hereto (the “Founders” and, together with the Investors, the “Stockholders”), shall become effective upon the closing of the Transactions, as defined below.

R E C I T A L S

A.            The Company and certain of the Stockholders are parties to that certain Fifth Amended and Restated Investor Rights Agreement, dated as of December 12, 2005 (the “Original Agreement”).

B.            The Company has entered into that certain recapitalization agreement, dated as of August 27, 2009 (the “Recapitalization Agreement”), by and among ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Grande Investment L.P., a Delaware limited partnership and wholly-owned subsidiary of ABRY (“Ultimate Parent”), Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), the Company, Grande Communications Networks, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Grande Operating”), and ABRY Partners, LLC, a Delaware limited liability company.

C.            Pursuant to the Recapitalization Agreement, among other things, (1) at least two days prior to the closing, Grande Operating will convert to a Delaware limited liability company that is disregarded for federal income tax purposes; (2)  at least one day prior to closing of the Transactions, Grande Operating will distribute to the Company a certain amount of cash for the Company’s future working capital needs; (3) the Company will contribute certain operating assets to Grande Operating and Grande Operating will assume certain liabilities arising out of the operation of the operating assets; (4) ABRY and Grande Manager LLC, a newly formed wholly-owned subsidiary of ABRY (“Grande Manager”) will contribute cash to Ultimate Parent (which will be contributed through Parent to Grande Operating); (5) the Company will contribute to Ultimate Parent all of the outstanding membership interests of Grande Operating (which will be contributed to Parent); and (6) ABRY will cause Grande Operating to enter into a new credit agreement and cause the repurchase and redemption of all of the Company’s outstanding 14% Senior Secured Notes due 2011 (together with all other transactions contemplated by the Recapitalization Agreement and any documents ancillary thereto, the “Transactions”).

D.            Upon the closing of the Transactions, based upon certain assumptions and subject to certain adjustments, including the amount of the Company’s indebtedness, transaction expenses, cash and cash equivalents and working capital and prior to dilution by certain incentive interests, it is expected that (1) an approximately 1.0% common equity interest of Ultimate Parent will be owned by Grande Manager, that an approximately 74.3% common equity interest of Ultimate Parent will be owned by ABRY and that an approximately 24.7% common ownership interest of Ultimate Parent will be owned indirectly by the Company through a wholly-owned subsidiary of the Company to be formed prior to closing (“Rio GP”); (2) the interests of Grande Manager and Rio GP will be general partner interests, with Grande Manager having 75.3% of the combined voting power of the general partners of Ultimate Parent and Rio GP having 24.7% of the combined voting power of the general partners of Ultimate Parent; (3) ABRY will also hold a preferred equity interest in Ultimate Parent; and (4) ABRY will control Grande Manager, Ultimate Parent, Parent and Grande Operating.

E.            After closing of the Transactions, (1) all of the outstanding Equity Securities of the Company will remain outstanding; and (2) the Company will not have any operations or material assets other than the ownership through Rio GP of its general partner interest of Ultimate Parent.

F.            The amendment and restatement of the Original Agreement as provided herein is a condition to the obligations of each party to the Recapitalization Agreement to effect the Transactions.

G.            Effective upon the Closing (as defined in the Recapitalization Agreement) of the Transactions, the Company, and those requisite Stockholders having approved this Agreement by written consent in accordance with Section 8.5 of the Original Agreement (the “Written Consent”) , desire to amend and restate the Original Agreement as set forth herein, and for the Company to take all actions necessary to execute and deliver this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

Section 1.	General.

1.1. Definitions.  As used in this Agreement, the following capitalized terms shall have the following respective meanings:

“Affiliate” means, with respect to a person or entity, any person or entity that controls, is controlled by or is under common control with, such person or entity.

“Board” means the Board of Directors of the Company.

“Centennial” shall have the meaning set forth in Section 4.1(b)(ii)(A).

“Common Stock” means the Company’s Common Stock, $0.001 par value per share.

“Company” means Grande Communications Holdings, Inc., a Delaware corporation, or any successor corporation thereto, whether by merger, conversion or otherwise.

“Election Period” shall have the meaning set forth in Section 5.1(b).

“Equity Securities” means (i) any shares of Common Stock, Preferred Stock or other security of the Company, (ii) any security or instrument convertible into or exercisable or exchangeable for, with or without consideration, any shares of Common Stock, Preferred Stock or other security of the Company (including the any option, warrant or right to subscribe for or purchase such a security or instrument), or (iii) any security or instrument carrying any option, warrant or right to subscribe for or purchase any shares of Common Stock, Preferred Stock or other security of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“February Series A Purchase Agreement” means the Series A Preferred Stock Purchase Agreement dated as of February 24, 2000, by and among the Company and the other parties thereto.

“Founders” means those certain founding owners of the Company’s Common Stock set forth on Schedule 2 hereto.

“Investors” means those certain Stockholders set forth on Schedule 1 hereto.

“New Securities” shall have the meaning set forth in Section 6.1.

“Non-Selling Stockholder” shall have the meaning set forth in Section 5.4(b).

“Observer” shall have the meaning set forth in Section 4.2(b).

“Offer Notice” shall have the meaning set forth in Section 5.4(a).

“Offered Shares” shall have the meaning set forth in Section 5.4(a).

“Permitted Transferee” means (i) an Affiliate of a Stockholder, (ii) a Stockholder’s family members or a trust for the benefit of an individual Stockholder or his family members, (iii) a Stockholder’s affiliated or related venture capital funds (if the Stockholder is a venture capital fund investor), (iv) a Stockholder’s partners or retired partners in accordance with partnership interests (if the Stockholder is a partnership), (v) a Stockholder’s members or former members in accordance with their interest in the limited liability company (if the Stockholder is a limited liability company), (vi) a Stockholder’s shareholders in accordance with their interest in the corporation (if the Stockholder is a corporation), (vii) any distribution in connection with the dissolution, winding-up or liquidation of a Stockholder, (viii) a transferee of a Stockholder by will or the laws of intestate succession, and (ix) the Company, for acquisitions from Stockholders of Common Stock by the Company pursuant to agreements permitting the Company to repurchase such shares of Common Stock upon termination of services to the Company at such Stockholders’ cost.

“Preferred Shares” means (i) shares of Series A Preferred Stock, shares of Series B Preferred Stock, shares of Series C Preferred Stock, shares of Series D Preferred Stock, shares of Series E Preferred Stock, shares of Series F Preferred Stock, shares of Series G Preferred Stock, and shares of Series H Preferred Stock, and (ii) any other shares of Preferred Stock into which such shares are converted pursuant to Section IV(3)(e) of the Restated Certificate.

“Preferred Stock” means the Company’s Preferred Stock, $0.001 par value per share, and any series thereof.

“Prior Existing Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 11, 2000, entered into by and among the Company, KNOLOGY, Inc., and ClearSource, Inc.

“Prior Management Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of February 11, 2000, by and among the Company and members of the Company’s management, as amended February 22, 2000.

“Purchase Agreements” means: the February Series A Purchase Agreement and the Series A Preferred Stock Purchase Agreement dated as of June 22, 2000, by and between the Company and the other parties thereto; the Series B Preferred Stock Purchase Agreement dated as of September 19, 2000, by and between the Company and the other parties thereto; the Series C Preferred Stock Purchase Agreement dated as of October 29, 2001, by and between the Company and the other parties thereto; the Series F Preferred Stock Purchase Agreement dated as of November 18, 2002, by and between the Company and the other parties thereto; the Series G Preferred Stock Purchase Agreement dated as of October 27, 2003, by and between the Company and the other parties thereto; and that certain Agreement and Plan of Merger dated April 25, 2002, by and between the Company and the other parties thereto.

 “Qualified Investor” means an Investor (including any group of affiliated or related funds, in the case of an Investor that is a venture capital fund investor) holding at least fifteen million (15,000,000) Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations and similar events).

“Qualified Public Offering” means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the per-share sales price of such Common Stock to the public is at least $1.30 (as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events) and the gross proceeds to the Company (prior to deduction of underwriting discounts, commissions and fees) are at least $150,000,000.

“Restated Certificate” means the Company’s Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on December 28, 2005 and amended or restated from time to time.

“Rule 144” means Rule 144 promulgated under the Exchange Act, as amended.

“Sale Notice” shall have the meaning set forth in Section 5.3.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Series A Directors” shall have the meaning set forth in Section 4.1(b)(ii);

“Series A Preferred Stock” means Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” means Series B Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” means Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” means Series D Preferred Stock, $0.001 par value per share, of the Company.

“Series E Preferred Stock” means Series E Preferred Stock, $0.001 par value per share, of the Company.

“Series F Preferred Stock” means Series F Preferred Stock, $0.001 par value per share, of the Company.

“Series G Preferred Stock” means Series G Preferred Stock, $0.001 par value per share, of the Company.

“Series H Preferred Stock” means Series H Preferred Stock, $0.001 par value per share, of the Company.

“Series H Stockholder” means any holder of Series H Preferred Stock.

“Shares” means any shares of (i) Common Stock of the Company held by the Investors, (ii)  Common Stock of the Company issued or issuable upon the conversion, exercise or exchange of any Equity Securities held by the Investors, and (iii)  Common Stock of the Company issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security which is issued as) or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization or other distribution with respect to, or in exchange for or in replacement of, any Equity Securities held by the Investors.  Notwithstanding the foregoing, securities shall cease to be Shares when such securities are sold to the public either pursuant to a registration statement or Rule 144.

“Stockholders” means the Investors and Founders.

“Stockholder Sale Notice” shall have the meaning set forth in Section 5.4(b).

“Third-Party Offer” shall have the meaning set forth in Section 5.3.

“Transfer” shall have the meaning set forth in Section 5.1(a).

“Transferring Stockholder” shall have the meaning set forth in Section 5.4(b).

“Whitney & Co.” shall have the meaning set forth in Section 4.1(b)(ii)(B).

1.2.         Method for Calculations.  Except as otherwise provided in this Agreement, for purposes of calculating (i) the number of shares of Equity Securities outstanding as of any date, (ii) the number of shares of Equity Securities held by a party, and (iii) all related percentages and ratios, all such securities shall be treated as having been converted into, or exercised or exchanged for, Common Stock (i.e., all such calculations shall be made on a fully diluted, converted, exercised and exchanged basis).  Whenever reference is made in this Agreement to a specific number of shares of Equity Securities, such number shall be proportionally adjusted in the event of any stock dividends, combinations, splits, recapitalizations and similar events.

Section 2.	[intentionally omitted]

Section 3.	Covenants of the Company.

3.1.         Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, parent or affiliate of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent or affiliate is advised of the confidentiality provisions of this Section 3.1. Notwithstanding the provisions of this Section 3.1, any party who participates in a transaction contemplated hereunder may disclose to any and all other parties, without limitation of any kind, the tax treatment and tax structure of the Company’s transactions and all materials (including tax opinions) relating to such tax treatment and tax structure. This exception is intended solely to comply with the presumption set forth in Treasury Regulation Section 1.6011-4(b)(3)(iii) and is not intended to permit the disclosure of any information to the extent such disclosure is not required in order to avoid any Company transaction being treated as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

3.2.        Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock and the exercise of Warrants, all Common Stock issuable from time to time upon such conversion or exercise (including any additional shares issuable as a result of adjustments to the conversion price of the Preferred Stock or the number of shares issuable upon exercise of Warrants).

3.3.         Amendment to Certificate of Incorporation. At any time at which any shares of any series of Preferred Stock are subject to automatic conversion pursuant to Article IV, Section 3(e) of the Restated Certificate, each Investor and Founder and their respective transferees will promptly take such action as is necessary or desirable, whether in their capacity as officers, directors, or stockholders of the Company (including, but not limited to, voting or causing to be voted, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) and the Company shall promptly take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings) to designate a new series of Preferred Stock of the Company, whether by amending the Restated Certificate or otherwise, with rights, preferences, privileges and restrictions identical to those of the affected series of Preferred Stock, except with respect to anti-dilution rights, as contemplated by such Article IV, Section 3(e).

3.4.     Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering.

Section 4.	Corporate Governance.

4.1.     Board of Directors.

Each Stockholder agrees to vote all securities of the Company over which such Stockholder has voting control and to take all other necessary or desirable actions within its control (whether as a stockholder, director or officer of the Company or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:

(a)      the Company shall have a Board of Directors comprised of no more than ten (10) members;

(b)           the following persons shall be elected to the Board of Directors:

(i)      One representative designated by the holders of the outstanding Common Stock, who shall be designated by Robert Hughes;

(ii)    Five representatives designated by the holders of the outstanding Series A Preferred Stock (the “Series A Directors”) (A) two of whom shall be designated by Centennial Fund VI, L.P, on behalf of itself, Centennial Entrepreneurs Fund VI, L.P., Centennial Strategic Partners VI, L.P., Centennial Holdings I, LLC and any of their affiliated or related funds that are a party to this Agreement or may become a party to this Agreement after the date hereof (together, “Centennial”), (B) two of whom shall be designated by J. H. Whitney IV, L.P. and any of its affiliates that are a party to this Agreement or may become a party to this Agreement after the date hereof (“Whitney & Co.”), and (C) one of whom shall be designated by the holders of a majority of the shares of Series A Preferred Stock then outstanding; provided that, if Centennial sells more than sixty percent (60%) of the Preferred Shares that it has purchased pursuant to the February Series A Purchase Agreement, Centennial shall relinquish the right to designate one Series A Director as provided above, and the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have the right to designate such Series A Director; and provided further that, if Whitney & Co. sells more than sixty percent (60%) of the Preferred Shares that it has purchased pursuant to the February Series A Purchase Agreement, Whitney & Co. shall relinquish the right to designate one Series A Director as provided above, and the holders of a majority of the shares of Series A Preferred Stock then outstanding shall have the right to designate such Series A Director;

(iii)    One independent director selected by the nominating committee of the Board of Directors and approved by the Board and the holders of a majority of the outstanding Equity Securities held by the Investors, such approval not to be unreasonably withheld;

(iv)     The person serving as president or Chief Executive Officer of the Company from time to time;

(v)      One representative designated by the holders of the outstanding Series D Preferred Stock and the outstanding Series E Preferred Stock by a majority vote, voting as a single class on an as-converted basis; and

(vi)      To the extent the persons or entities entitled to designate one or more directors pursuant to the provisions of this Section 4.1 cease to be entitled to do so, such directorship shall be filled in accordance with the Company’s Restated Certificate and bylaws and applicable law;

(c)       in the event that any director for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by a nominee designated in accordance with Section 4.1(b);

(d)      any director designated above may be removed only with the written consent of the stockholder(s) who or which are entitled to designated such director;

(e)            if the Stockholders fail to designate a representative to fill a directorship pursuant to the terms of this Section 4.1, the election of such director shall be accomplished at any time a nominee is designated in accordance with Section 4.1(b) to fill such vacancy and, in such event, such vacancy shall be filled prior to the transaction of any other business by the stockholders of or Board of Directors; and

(f)             to the extent that any provision of the Restated Certificate or bylaws is inconsistent with the provisions of this Agreement, the Restated Certificate or bylaws shall be amended as may be necessary and appropriate to give full effect to the provisions of this Agreement.

4.2.        Meetings of the Board.

(a)           The Board of Directors will meet at least six times each year in accordance with an agreed-upon schedule.  The meetings of the Board of Directors may be held in person or by telephone conference.

(b)           To the extent that a Qualified Investor does not have a representative on the Board of Directors, such Qualified Investor shall have the right to designate a non-voting observer (an “Observer”) to attend all meetings of the Board, except that the Board shall have the right to exclude any Observer or any other observer from all or any portion of a meeting to the extent that it determines in good faith that such exclusion is required to (i) protect any confidential information of the Company the disclosure of which could place the Company at a competitive disadvantage or otherwise could be injurious to the Company’s business, prospects, or financial condition, or (ii) to preserve and protect the attorney–client privilege.

4.3.         Committees.  So long as the Company is subject to the periodic reporting requirements of the Exchange Act, the Board of Directors will maintain an audit committee and shall delegate to such committee those duties and powers as are customarily performed by such committee.  The audit committee shall not include any representatives of the Company’s management.

4.4.         Reimbursement of Expenses.  The reasonable travel expenses of each director who is not otherwise an officer or employee of the Company (collectively, the “Non-Management Directors”) and each Observer incurred in attending or observing Board or committee meetings shall be reimbursed by the Company.  If the Company adopts any plan or arrangement to compensate its “outside” or “independent” directors generally for service as a director either with cash or with stock options, then the Company will also extend the same compensation to the Non-Management Directors and, in the case of stock options, such options shall be freely transferable by the Non-Management Directors to their respective firms, subject to the transfer restrictions set forth in Section 5 and the transfer restrictions contained in the applicable stock option agreement.

4.5.         Termination of Certain Rights.  The right to designate one Series A Director by each of Centennial and Whitney & Co. shall terminate on the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering; provided, however, if either of Centennial or Whitney & Co. have already relinquished the right to designate one Series A Director pursuant to Section 4.1(b)(ii) above, then the right of a majority of the holders of Series A Preferred Stock to designate such Series A Director in place of Centennial or Whitney & Co., as applicable, shall terminate upon the such date.

Section 5.	Transfer Restrictions.

5.1.          Prohibition on Transfer.

(a)            No Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Equity Securities (a “Transfer”) other than in compliance with this Section 5.

(b)           Each Stockholder agrees not to consummate any Transfer (other than a Transfer to a Permitted Transferee pursuant to Section 5.5) until the expiration of a 30-day period (the “Election Period”) following delivery by such Stockholder to the Company and the other Stockholders of (i) a Sale Notice pursuant to Section 5.3 or (ii) the later of an Offer Notice pursuant to Section 5.4(a), or a Stockholder Sale Notice pursuant to Section 5.4(b), as applicable.

5.2.          Securities Law Restrictions.

(a)           Each Stockholder agrees not to make any disposition of any Equity Securities unless and until (i) the transferee has agreed in writing to be bound by the terms of this Agreement, (ii) such Stockholder has made the deliveries required by Section 5.1 and has otherwise complied with Section 5, and (iii) if reasonably requested by the Company, such Stockholder has furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not (A) increase the number of record holders of any class of Equity Security, (B) require registration of such shares under the Securities Act, (C) subject the Company to the periodic reporting requirements of the Exchange Act or (D) subject the Company to the registration requirements of, or limit the availability of any exemptions from registration under, the Investment Company Act of 1940, as amended.

(b)           The Company shall under no circumstances be required to make or keep available public information as may be required by Rule 144 for reliance by a seller thereunder, and the Stockholders acknowledge and agree that such information may not otherwise be made or kept publicly available.

(c)           Each certificate representing Equity Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any other legend required under applicable state securities laws or as provided elsewhere in this Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED OR QUALIFIED UNDER THE ACT AND THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

5.3.         Right of First Refusal. If at any time a Founder or Series H Stockholder receives a bona fide offer from any person to purchase any Equity Securities (a “Third-Party Offer”) held by such Founder or Series H Stockholder, such Founder or Series H Stockholder shall cause such Third-Party Offer to be reduced to writing and shall notify the Company and each Investor of such Founder’s or Series H Stockholder’s desire to accept the Third-Party Offer (the “Sale Notice”). The Sale Notice shall contain an irrevocable offer to sell such Equity Securities to the Company at a purchase price equal to the price contained in, and on the same terms and conditions of, such Third-Party Offer and shall be accompanied by a true copy of the Third-Party Offer (which shall identify the offeror).  At any time within 20 days after the date of receipt by the Company of such Sale Notice, the Company shall have the right, exercisable by delivery of written notice to the transferring Founder or Series H Stockholder, to purchase all or any portion of the Equity Securities covered by such Sale Notice at the same price and on the same terms and conditions as specified in the Sale Notice. In the event that the Company does not elect to acquire all of the Equity Securities specified in such Sale Notice, each Investor shall have the right, exercisable by delivery of written notice to the transferring Founder or Series H Stockholder prior to the expiration of the Election Period, to purchase all or any portion of its pro rata share—equal to the rato of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Shares or upon the exercise of any outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Preferred Shares or upon the exercise of any outstanding warrants or options) then held by all of the Investors immediately prior to the issuance of the Equity Securities—of the remaining shares covered by such Sale Notice.  To the extent any Investor does not exercise its right to purchase its full pro rata share of the Equity Securities covered by the Sale Notice, the other Investors shall have the right to purchase such unsubscribed shares, and the purchase of such shares shall be allocated among the participating Investors purchasing their full pro rata share in proportion to the Equity Securities held by such participating Investors, or in such other proportions as agreed among the participating Investors.  The Company and the Investors may pay cash to the selling Founder or Series H Stockholder equal in amount to the fair market value of any non-cash consideration offered in the Third-Party Offer. If the Company or the Investors have not notified the selling Founder or Series H Stockholder in writing of their election to purchase all of the Equity Securities as set forth herein prior to the expiration of the Election Period, the selling Founder or Series H Stockholder may within 60 days thereafter sell the balance of such Equity Securities not purchased by the Company or the Investors on the terms set forth in the original Third-Party Offer. Any Equity Securities held by the Founder or Series H Stockholder covered by the Third-Party Offer that is not so transferred during such 60-day period shall again be subject to this Section 5.3

5.4.          First Offer and Co-Sale Rights.

(a)           At least 30 days prior to making any Transfer of any Equity Securities, a transferring Investor shall deliver a written notice (the “Offer Notice”) to the Company and the other Investors (other than the Series H Stockholders), disclosing in reasonable detail the number of Equity Securities proposed to be transferred (the “Offered Shares”) and the terms and conditions of such proposed Transfer.  The Company shall have the right, exercisable by delivery of written notice to the transferring Investor within 20 days after delivery of the Offer Notice, to purchase all (but not less than all) of the Offered Shares on the terms and conditions set forth in the Offer Notice. In the event that the Company declines to exercise its right of first offer, the Offered Shares shall be offered and reoffered to each Investor on a pro rata basis (and the Company may, if and to the extent that the Investors consent to the Company’s participation in such offer, also purchase Offered Shares), until the expiration of the Election Period. If the Investors and, if and to the extent that the Investors have consented to the Company’s participation, the Company, have not elected to purchase all of the Offered Shares prior to the expiration of the Election Period, the transferring Investor may, within 30 days after the expiration of the Election Period, Transfer the Offered Shares to one or more third parties at a price not less than the price per share specified in the Offer Notice. Any Offered Shares not transferred during such 30-day period shall again be subject to the provisions of this Section 5.4(a) upon subsequent Transfer.

(b)           At least 30 days prior to any Transfer of Equity Securities (other than a Transfer to the Company or the other Investors pursuant to Section 5.3 or Section 5.4(a)), the Stockholder making such Transfer (the “Transferring Stockholder”) shall deliver a written notice (the “Stockholder Sale Notice”) to the Company and the Investors not making such Transfer (the “Non-Selling Investors”), specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the Transfer (which notice may be the same notice and given at the same time as the Offer Notice under Section 5.3 or Section 5.4(a)).  The Non-Selling Investors who have not exercised their rights pursuant to Section 5.3 or Section 5.4(a) may elect to participate in the contemplated Transfer at the same price per share and on the same terms by delivering written notice to the Transferring Stockholder within fifteen (15) days after delivery of the Stockholder Sale Notice.  If any Non-Selling Investors have elected to participate in such Transfer, the Transferring Stockholder and such Non-Selling Investors shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of shares of Equity Securities equal to the product, of (i) the quotient determined by dividing the percentage of Equity Securities owned by such Transferring Stockholder or Non-Selling Investor, as the case may be, by the aggregate percentage of Equity Securities owned by the Transferring Stockholder and all of the Non-Selling Investors participating in such sale and (ii) the number of shares of Equity Securities to be sold in the contemplated Transfer.

For example, if the Stockholder Sale Notice contemplated a sale of 100 shares of Equity Securities by the Transferring Stockholder, and if the Transferring Stockholder at such time owns 30% of all Equity Securities and if one Non-Selling Investor elects to participate and owns 20% of all Equity Securities the Transferring Stockholder would be entitled to sell 60 shares (30% / 50% x 100 shares) and the Non-Selling Investor would be entitled to sell 40 shares (20% / 50% x 100 shares).

Each Transferring Stockholder shall use best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Non-Selling Investors in any contemplated Transfer and to the inclusion (in the case of the Investors) of the Preferred Stock in the contemplated Transfer, and no Transferring Stockholder shall transfer any of its Equity Securities to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Non-Selling Investors or the inclusion of the Preferred Stock held by such Non-Selling Investors.

5.5.          Exempt Transactions.

(a)           The restrictions set forth in Sections 5.3 and 5.4 shall not apply to Transfers of Equity Securities to a Permitted Transferee of the transferring Stockholder; provided, however, that such Permitted Transferee agrees in writing to be bound by such restrictions in connection with subsequent Transfers.

(b)           Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.

(c)            Series H Stockholders shall not have any rights to transfer any securities other than as prescribed in a Series H Preferred Stock Option Agreement. Notwithstanding the foregoing, if Series H Stockholders propose to Transfer any Equity Securities, such transfer shall comply with Section 5.2, and any transferee must agree in writing to be bound by this Agreement.

5.6.          Termination of Rights.  The transfer restrictions under this Section 5 shall expire upon, and shall not be applicable subsequent to or upon, any Qualified Public Offering.

5.7.          Transfer of Rights.  Subject to Section 5.2, the rights of each Investor under this Section 5 may be transferred by an Investor to a transferee or assignee of Shares in compliance with this Section 5 that is any of the following: (i) a partner or retired partner of such Investor (if the Investor is a partnership), (ii) an Affiliate of such Investor (including, but not limited to, an affiliated or related venture capital fund of Investors which have venture capital fund investors), (iii) a member or former member of such Investor (if the Investor is a limited liability company), (iv) a shareholder of such Investor (if the Investor is a corporation), (v) a family member of such Investor or a trust for the benefit of such individual Investor or his or her family members, or (vi) a party to whom such Investor has transferred or assigned at least one million (1,000,000) Shares in accordance with any applicable provisions of this Agreement; provided, however, that (x) the transferor shall, on or prior to the date of such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned, and (y) such transferee shall, on or prior to the date of such transfer, agree in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an original Investor hereunder.

Section 6.	Preemptive Rights.

6.1.         Subsequent Offerings.  Except for Series H Stockholders, each Investor shall have a preemptive right to purchase its pro rata share of all Equity Securities that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 6.6 hereof (“New Securities”); provided, however, that in no event shall the Investors as a group have the right to purchase more than eighty-five percent (85%) of any future offering of New Securities by the Company.  Each Investor’s pro rata share is equal to the ratio of (a) the product of 0.85 multiplied by the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the issuance of such New Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) then held by all of the Investors immediately prior to the issuance of the New Securities.

6.2.        Exercise of Rights.

(a)            If the Company proposes to issue any New Securities, it shall give each Investor (other than Series H Stockholders) written notice of its intention, describing the New Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each Investor (other than Series H Stockholders) shall have ten (10) days from the giving of such notice to agree to purchase its pro rata share of the New Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to any Investor if such a sale would (1) increase the number of record holders of any class of Equity Security, (2) require registration of such shares under the Securities Act, (3) subject the Company to the periodic reporting requirements of the Exchange Act or (4) subject the Company to the registration requirements of, or limit the availability of any exemptions from registration under, the Investment Company Act of 1940, as amended.

(b)           If not all of the Investors elect to subscribe for their full pro rata share pursuant to Section 6.2(a) above, then the Company shall allocate the Remaining Shares (as defined below) among the Investors (other than Series H Stockholders) who or which wished to subscribe for more than their pro rata share on a continuing, pro rata basis based on the relative number of shares of Common Stock held by each until all of such Remaining Shares have been allocated among such Investors or until the maximum subscription requests of all such Investors have been fulfilled.  The “Remaining Shares” refer to that number of New Securities determined by subtracting the aggregate number of New Securities actually subscribed for under Section 6.2(a) above from the aggregate number of New Securities the Investors were entitled to subscribe pursuant to Section 6.1.

6.3.         Issuance of New Securities to Other Persons.  If the Investors (other than Series H Stockholders) fail to exercise in full their preemptive rights under this Section 6, the Company shall have ninety (90) days thereafter to sell the New Securities in respect of which the Investors’ (other than Series H Stockholders) rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 6.2 hereof.  If the Company has not sold such New Securities within ninety (90) days of the notice provided pursuant to Section 6.2, the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors (other than Series H Stockholders) in the manner provided above.

6.4.          Termination and Waiver of Preemptive Rights.  The preemptive rights established by this Section 6 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company’s first Qualified Public Offering.

6.5.          Transfer of Preemptive Rights.  The Preemptive Rights of each Investor under this Section 6 may be transferred to a party described in Section 5.7(i)–(v), subject to the same restrictions as any transfer of rights pursuant to Section 5.7(i)–(v).  Such Preemptive Rights may not be transferred to a party described in Section 5.7(vi).

6.6.         Excluded Securities.  The Preemptive Rights established by this Section 6 shall have no application to the issuance of any of the following Equity Securities:

(a)            Equity Securities issued or to be issued by the Company to employees, directors, officers or consultants of the Company pursuant to the Company’s 2000 Stock Incentive Plan or any other equity incentive plan of the Company;

(b)           Equity Securities issuable pursuant to the conversion or exercise of convertible or exercisable securities that are outstanding as of the date hereof (including shares of Common Stock issuable upon conversion of the Shares); provided that, except in the case of the Shares, the rights established by this Section 6 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(c)            Equity Securities issued for consideration other than cash pursuant to any merger, consolidation or similar business combination or reorganization, any of which must have been approved by the Board of Directors;

(d)            Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e)            Equity Securities issued for non-cash consideration to non-Affiliates of the Company;

(f)            Equity Securities issued upon exercise of the warrants to acquire shares of Common Stock; and

(g)           Equity Securities issued for the purpose of raising short-term working capital in an amount not to exceed $1,000,000.

Section 7.	Legend on Shares.

7.1.         Legend.  Stock certificates representing Equity Securities shall, in addition to any legend required by Section 5.2, be imprinted or otherwise have placed on them a restrictive legend substantially in the form as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING AND TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

7.2.         New Certificates.  During the term of this Agreement, the Company will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the foregoing legend from any such certificate and will place or cause to be placed the foregoing legend on any new certificate issued to represent Equity Securities theretofore represented by a certificate carrying the foregoing legend.

Section 8.	Miscellaneous.

8.1.         Effectiveness.  Subject to receipt by the Company of the Written Consent, this Agreement shall become effective upon the Closing (as defined in the Recapitalization Agreement) of the Transactions.

8.2.        Waiver of Registration Rights.  Each Stockholder hereby waives the following (collectively, “Investor Rights”) with respect to any Equity Securities the Stockholder owns of record or beneficially on the date hereof or otherwise acquires hereafter: (i) any and all registration rights previously granted them under the Original Agreement, the Prior Management Agreement, the Prior Existing Stockholders Agreement, or under any warrant, option, or other agreement or instrument, with or from the Company, and (ii) any and all obligations of the Company with respect to or otherwise related to such registration rights, including any indemnification obligations or obligations to make or keep public information available or to provide any reports or written statements to the Stockholder for the purpose permitting compliance with Rule 144 or Rule 144A under the Securities Act of 1933, as amended, pursuant to the Securities Exchange Act of 1934, as amended, Rule 15c2-11 promulgated thereunder or otherwise.  Each Stockholder acknowledges that it has no Investor Rights whatsoever with respect to the Equity Securities and each Stockholder hereby agrees that any obligations of such Stockholder and the Company under the Original Agreement, the Prior Management Agreement, the Prior Existing Stockholders Agreement and any other agreements with respect to registration rights are hereby terminated.

8.3.         Founder Options.  Unless otherwise approved by the Board of Directors, all stock, stock options and other stock equivalents issued to or purchased by the Founders shall be subject to vesting over four (4) years as set forth in the 2000 Stock Incentive Plan (and any Stock Option Agreements thereunder) and as set forth in the Prior Management Agreement, except for Shares purchased by certain of the Founders pursuant to the Purchase Agreements.  All stock, stock options and other stock equivalents issued to or purchased by the Founders shall be subject to a Company repurchase option that shall provide that upon a Founder’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.  Unless otherwise approved by the Board of Directors, all stock, stock options and other stock equivalents issued to or purchased by the Founders after the date hereof shall be issued or purchased at an exercise price equal to the fair market value of the Common Stock at the time of issue.  Any vested stock held by such terminated Founder shall be subject to the Right of First Refusal as described in Section 5.3.

8.4.         Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to its conflicts of laws principles) as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

8.5.         Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

8.6.         Successors and Assigns.  The Company may not assign any of its rights nor delegate any of its duties under this Agreement that could meaningfully be exercised by a person or entity other than the Company without the prior written consent of the holders of fifty-one percent (51%) of the Shares then held by all Investors.  Subject to the foregoing, except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

8.7.          Severability.  In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8.         Amendment and Waiver.  Except as otherwise expressly provided, this Agreement and any provision hereof may be amended, modified, waived, discharged or terminated only upon the written consent of the Company and Investors holding at least sixty-six percent (66%) of the Shares then held by all Investors; provided, however, that (i) no such amendment, modification, waiver, discharge or termination which applies specifically to a party’s right to designate a member of the Company’s Board of Directors as set forth in Section 4.1(b)(i), (ii), (iii), (v) or (vi) above shall be binding or effective without a written instrument signed by such party; (ii) if any amendment, modification, waiver, discharge or termination would adversely affect the rights or obligations of the Founders, then the written consent of the holders of at least a majority of the Common Stock then held by all Founders shall also be required; (iii) if any amendment, modification, waiver, discharge or termination would adversely affect the rights or obligations of the holders of any series of Preferred Stock in a manner different than the holders of any other series of Preferred Stock, then the written consent of the holders of at least a majority of the Preferred Stock affected in such different manner then held by all Investors shall also be required (which Preferred Stock shall include any other shares of Preferred Stock into which such shares have been converted pursuant to the Section IV(3)(e) of the Restated Certificate).

8.9.         Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any Investor’s part of any breach, default or noncompliance under this Agreement or any waiver on such Investor’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law or otherwise afforded to the Investors, shall be cumulative and not alternative.

8.10.       Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed receipt telex or confirmed receipt electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, special next day delivery, with written verification of receipt.  All communications shall be sent to the Company at 401 Carlson Circle, San Marcos, Texas 78666, Attn: President and Chief Executive Officer, and to a Stockholder at the address reflected in the Company’s stock ledger or at such other address as the Company or a Stockholder may designate by ten (10) days advance written notice to the other parties hereto.

8.11.       Attorneys’ Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, but not limited to, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.12.       Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.13.       Complete Agreement.  This Agreement, together with the Schedules attached hereto and the other documents delivered pursuant hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersede any and all other agreements or understandings relating thereto, written or oral.  No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.14.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.15.       Termination of Prior Agreements.  The Company and each of the parties hereto who and which are all of the parties to the Prior Management Agreement and the Prior Existing Stockholders Agreement, hereby agree and acknowledge that (i) Sections 2.1, 2.2, and 2.3 of the Prior Management Agreement were terminated as of February 24, 2000 and remain terminated, null and void, and are of no force and effect and (ii) the entirety of the Prior Existing Stockholders Agreement was terminated as of February 24, 2000 and remains terminated, null and void, and is of no force and effect.  Except as set forth in the preceding sentence, the Prior Management Agreement remains in full force and effect in accordance with its terms.

8.16.       Addition of Parties. Notwithstanding any other provisions of this Agreement, with the approval of the Board of Directors of the Company, the Company may require persons acquiring Equity Securities from the Company to agree in writing to become party to this Agreement and to be bound by all of the terms and conditions hereof applicable to a Stockholder prior to acquiring such Equity Securities.  Each such stockholder shall become a party to this Agreement by executing a joinder to this Agreement in form and substance reasonably acceptable to the Board of Directors of the Company, and shall thereafter enjoy the rights and be bound by the obligations of a Stockholder under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement to be effective as described in the Recitals hereto and Section 8.1.

GRANDE COMMUNICATIONS HOLDINGS, INC.

By:	/s/ Michael L. Wilfley
Name:	Michael L. Wilfley
Title:	Chief Financial Officer